Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500
IBC Tops 6,500 Hotels, Expands Credit Card Financing

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, September 22, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnDependent Boutique Collection (“IBC Hotels”), a division of InnSuites® Hospitality Trust (“IHT”), now serves 6,500 independent properties in 53 countries with over 618,000 rooms and suites by providing supplemental global, branding, sales and reservations services, InnDependent InnCentives® loyalty program and state-of-the art online and mobile technology enable guests to book unique, boutique and independent hotels coupled with area activities and services in one seamless experience.

IBC has selected Bridwell Sargent to provide preferred rate broker financing for domestic and international IBC Hotels. Bridwell Sargent offers construction, bridge, permanent, mezzanine and equity financing. Peter Sargent, Broker of Bridwell Sargent, says "We are excited to bring exceptional industry expertise, unparalleled personal service and in-depth industry relationships to provide strategic solutions for IBC Hotels' independent hoteliers." Pamela Barnhill, President and COO of InnSuites Hospitality Trust says, "The synergy between IBC Hotels and Bridwell Sargent creates benefits for IBC's member hotels that would be difficult to accomplish as standalone properties."

On September 16, 2014, InnSuites Hospitality Trust (NYSE MKT:IHT) through one its subsidiaries, entered into a short-term $392,000 credit card advance financing business loan with American Express Bank, FSB. The funds will be used for working capital and to expand IBC.

On September 19, 2014, the NYSE MKT notified the Trust that it is not in compliance with Section 1003(a)(i) of the NYSE MKT Company Guide since it reported Stockholders’ Equity of less than $2.0 million at July 31, 2014 as it has incurred losses in two of its three fiscal years ended January 31, 2014. The NYSE has accepted the Trusts’ equity expansion compliance plan and has granted the Trust until December 29, 2015 to comply with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov